CENTRUS VENTURES INC.
Suite 200, 810 Peace Portal Drive
Blaine, WA 98230
Telephone: (360) 318-3788
OTC BB: CVNE

FOR IMMEDIATE DISSEMINATION

Blaine, WA – May 30, 2007 – Centrus Ventures Inc. (OTCBB: CVNE) (the "Company") announced today that its director has approved a 3-for-1 stock split of its authorized and issued shares of common stock. The split is expected to be effective on June 8, 2007.

The Company also announced that it is negotiating a possible merger with Royal Mines Inc., a Nevada corporation engaged in mineral property exploration and development in Nevada and Arizona. The parties anticipate that the merger will be accomplished on a basis that will result in the existing stockholders of Royal Mines Inc. receiving approximately 31,700,000 (post-split) shares of the merged entity. In addition, the Company’s principal stockholder, Kevin B. Epp, would agree to surrender for cancellation to the Company 23,500,000 (post-split) shares of the Company’s common stock held by him.

As a result of the proposed transactions upon completion of the proposed merger, the Company would have approximately 45,700,000 (post-split) shares of common stock issued and outstanding. The Company has instructed its legal counsel to prepare a formal agreement for the merger. There is no assurance that a formal agreement will be executed or the merger completed.

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors including risks disclosed in the Company’s periodic filings with US securities regulators. When used in this news release, the words such as “proposed,” "could,” “plan,” "estimate,” "expect,” "intend,” "may,” "potential,” "should,” and similar expressions, are forward-looking statements. In particular there is no assurance that a formal merger agreement will be executed or that the proposed merger and share cancellation will be completed.

CENTRUS VENTURES INC.

/s/ Kevin B. Epp
________________________
Kevin B. Epp
Director and President